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                                                     EXHIBIT 23.3






The Board of Directors
North Fork Bancorporation, Inc.:

We hereby consent to the incorporation by reference in the
registration statement (No. 33-     ) on Form S-8 of North Fork
Bancorporation, Inc. of our report dated January 20, 1995, relating to the consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. Our report with respect to these financial statements, which contains an added explanatory paragraph, appears in the December 31, 1994 annual report on Form 10-K of North Fork Bancorporation, Inc.

We also consent to the incorporation by reference of our report dated September 29, 1995, relating to the statement of net assets available for plan benefits of the North Fork Bancorporation, Inc. 401(k) Retirement Savings Plan as of December 31, 1994 and 1993, and the related statement of changes in net assets available for plan benefits for the years ended December 31, 1994 and 1993, which report was included as an exhibit in the December 31, 1994 annual report on Form 10-K/A of North Fork Bancorporation, Inc.


/s/ KPMG Peat Marwick LLP

KPMG PEAT MARWICK LLP
New York, New York
January 22, 1996